UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A

                               AMENDMENT NO. 1

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): September 22, 1995




                   BURLINGTON NORTHERN SANTA FE CORPORATION

            (Exact name of registrant as specified in its charter)


           Delaware                  1-11535                    41-1804964

(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)             File Number)             Identification No.)



                               3800 Continental Plaza
                               777 Main Street
                               Fort Worth, Texas                  76102-5384

                   (Address of principal executive offices)        (Zip Code)



Registrant's telephone number, including area code: (817) 333-2000


                                 Not Applicable

       (Former name or former address, if changed since last report)

The Registrant hereby amends Item 7.B. of Part II of the Registrant's Current Report on Form 8-K, dated September 22, 1995, as follows:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

B.  Pro Forma Financial Information

On June 29, 1994, Burlington Northern Inc. (BNI) and Santa Fe Pacific Corporation (SFP) entered into an Agreement and Plan of Merger (as amended by amendments as of October 26, 1994, December 18, 1994, January 24, 1995 and September 19, 1995, the Merger Agreement) pursuant to which, on the terms and conditions set forth in the Merger Agreement, SFP would merge with BNI (effected in the manner set forth below, the Merger). Stockholders of BNI and SFP approved the Merger Agreement at special stockholders' meetings held on February 7, 1995. On August 23, 1995, the Interstate Commerce Commission issued a written decision approving the Merger and on September 22, 1995 the Merger was consummated.

Pursuant to the Merger Agreement, on December 23, 1994, BNI and SFP commenced tender offers (together, the Tender Offer) to acquire 25 million and 38 million shares of SFP common stock, respectively, at $20 per share in cash. During the first quarter of 1995, SFP borrowed $1.0 billion under a credit facility (the SFP Credit Facility) of which $760 million of the proceeds were used to purchase the 38 million shares pursuant to the Tender Offer. In addition, BNI borrowed $500 million under a credit facility (the BNI Tender Offer Facility) of which the proceeds were used to finance BNI's purchase of 25 million shares of SFP common stock in the Tender Offer. Funding of the Tender Offer was completed on February 21, 1995.

Also, pursuant to the Merger Agreement, BNI and SFP were entitled to elect to consummate the Merger through the use of one of two possible structures: (i) a merger of SFP with and into BNI and (ii) the Holding Company Structure described below. To ensure that the transaction contemplated by the Merger Agreement qualified as a tax-free transaction (the Exchange) for federal income tax purposes, the parties utilized the Holding Company Structure.

Under  the Holding Company Structure, Burlington Northern Santa Fe Corporation
(BNSF) created two subsidiaries. One such subsidiary merged with and into BNI, and the other such subsidiary merged with and into SFP. Each holder of one share of BNI common stock received one share of BNSF common stock and each holder of one share of SFP common stock, excluding the SFP common stock acquired by BNI in the Tender Offer and the SFP common stock held by SFP as treasury stock, received 0.41143945 shares of BNSF common stock, which reflects the effects of the Repurchase Program discussed below. The SFP common stock acquired by BNI in the Tender Offer remains outstanding and the SFP common stock held by SFP as treasury stock will be canceled. The rights of each stockholder of BNSF are substantially identical to the rights of a stockholder of BNI, and the Holding Company Structure has the same economic effect with respect to the stockholders of BNI and SFP as would a direct merger of BNI and SFP.

Under the Repurchase Program as set forth in the Merger Agreement, SFP was permitted, at its discretion and subject to certain financial and performance criteria of SFP set forth in its credit agreement and the Merger Agreement (including minimum cash flows, cash capital expenditures and maximum total debt), to repurchase up to 10 million shares of SFP common stock prior to consummation of the Merger. In the Merger Agreement, the exchange ratio of BNSF common shares for each share of outstanding SFP common stock upon consummation of the Merger was set at not less than 0.40 shares, with repurchases under the Repurchase Program increasing the exchange ratio pro rata to not more than 0.4347 shares (the Exchange Ratio). As of September 22, 1995, the date of consummation, SFP had repurchased approximately 3.6 million shares which, along with the effect of SFP stock options exercised, resulted in the final exchange ratio of 0.41143945 shares.

The unaudited pro forma combined statements of operations included herein have been prepared to display the effect of the Tender Offer and the Exchange as if they occurred on January 1, 1994. The historical BNSF statement of operations for the nine months ended September 30, 1995 reflects the historical results of operations of BNI, and the results of operations for SFP from September 22, 1995 through September 30, 1995. The historical BNSF statement of operations for the year ended December 30, 1994 reflects the historical results of operations of BNI. The BNSF consolidated balance sheet as of September 30, 1995 in BNSF's quarterly report on Form 10-Q for the quarter ended September 30, 1995 reflects the effects of the business combination with SFP and is incorporated by reference herein.

The business combination with SFP was accounted for under the purchase method. The pro forma combined adjustments do not reflect any potential increases in operating income (or one-time costs to achieve such increases) which may arise from the Merger. See "Notes to Pro Forma Combined Financial Statements." The unaudited pro forma combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that might have occurred had the Merger actually taken place on the date indicated, or of future results of operations of the combined entities.

The unaudited pro forma combined statements of operations are based on the historical consolidated financial statements of BNSF, BNI and SFP and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated by reference in this Form 8-K/A.

                  Pro Forma Combined Statement of Operations
                     Nine Months Ended September 30, 1995
                                  Unaudited
                 (Dollars in Millions, Except Per Share Data)


                                                     Santa Fe
                                                      Pacific
                                                    Corporation                         Burlington
                                     Burlington      January 1                           Northern
                                      Northern        through                            Santa Fe
                                      Santa Fe     September 21,     Pro Forma         Corporation
                                    Corporation        1995         Adjustments          Pro Forma
                                    ------------  ---------------  -------------       ------------

Revenues                            $      4,091  $        1,987   $          -        $      6,078
Operating expenses
  Compensation and benefits                1,404             604              6   (A)         2,014
  Equipment rents                            352             180              -                 532
  Purchased services                         325             278              -                 603
  Fuel                                       307             183              -                 490
  Depreciation and amortization              307             152             61   (B)           520
  Materials                                  227              78              -                 305
  Other                                      288             150              -                 438
  Merger and severance                       148               -            (24)  (C)           124
                                    ------------  ---------------  -------------       ------------
    Total operating expenses               3,358           1,625             43               5,026
                                    ------------  ---------------  -------------       ------------
Operating income                             733             362            (43)              1,052
Interest expense                             145             124             (4)  (D)           265
Other income (expense), net                   31             (32)            10   (E)             9
                                    ------------  ---------------  -------------       ------------
Income before income taxes                   619             206            (29)                796
Income tax expense                           242              81            (18)  (F)           305
                                    ------------  ---------------  -------------       ------------
Income from continuing operations   $        377  $          125   $        (11)       $        491
                                    ============  ===============  =============       ============

Earnings per common share
  (Primary):
  Income from continuing
    operations                      $       3.90  $          .75                       $       3.27  (G)
                                    ============  ===============                      ============
  Shares used in computation
    (in thousands)                        92,685         166,476                            145,258  (G)

Earnings per common share
  (Fully Diluted):
  Income from continuing
    operations                      $       3.76  $          .75                       $       3.20  (G)
                                    ============  ===============                      ============
  Shares used in computation
    (in thousands)                       100,496         166,883                            153,237  (G)

















(See accompanying Notes to Pro Forma Combined Financial Statements)

                  Pro Forma Combined Statement of Operations
                         Year Ended December 31, 1994
                                  Unaudited
                 (Dollars in Millions, Except Per Share Data)




                                                                                      Burlington
                                   Burlington                                          Northern
                                    Northern        Santa Fe                           Santa Fe
                                    Santa Fe        Pacific        Pro Forma         Corporation
                                   Corporation    Corporation     Adjustments          Pro Forma
                                  -------------  --------------  -------------       ------------

Revenues                          $      4,995   $        2,681  $          -        $      7,676
Operating expenses
  Compensation and benefits              1,779              836             7   (A)         2,622
  Equipment rents                          429              248             -                 677
  Purchased services                       472              377             -                 849
  Fuel                                     369              253             -                 622
  Depreciation and amortization            362              200            83   (B)           645
  Materials                                305              119             -                 424
  Other                                    426              219             -                 645
                                  -------------  --------------  -------------       ------------
    Total operating expenses             4,142            2,252            90               6,484
                                  -------------  --------------  -------------       ------------
Operating income                           853              429           (90)              1,192
Interest expense                           155              122            68   (D)           345
Other income (expense), net                 (3)              44             4   (E)            45
                                  -------------  --------------  -------------       ------------
Income before income taxes                 695              351          (154)                892
Income tax expense                         269              152           (65)  (F)           356
                                  -------------  --------------  -------------       ------------
Income from continuing
 operations                       $        426   $          199  $        (89)       $        536
                                  =============  ==============  =============       ============

Earnings per common share
  (Primary):
  Income from continuing
    operations                    $       4.48   $         1.05                      $       3.63  (G)
                                  =============  ==============                      ============
  Shares used in computation
    (in thousands)                      90,187          190,800                           141,570  (G)

Earnings per common share
  (Fully Diluted):
  Income from continuing
    operations                    $       4.38   $         1.04                      $       3.59  (G)
                                  =============  ==============                      ============
  Shares used in computation
    (in thousands)                      97,528          191,900                           149,363  (G)


















     (See accompanying Notes to Pro Forma Combined Financial Statements)

              Notes to Pro Forma Combined Financial Statements

Pursuant to the Merger Agreement, on December 23, 1994, BNI and SFP commenced tender offers (together, the Tender Offer) to acquire 25 million and 38 million shares of SFP common stock, respectively, at $20 per share in cash. During the first quarter of 1995, SFP borrowed $1.0 billion under a credit facility (the SFP Credit Facility) of which $760 million of the proceeds were used to purchase the 38 million shares pursuant to the Tender Offer. In addition, BNI borrowed $500 million under a credit facility (the BNI Tender Offer Facility) of which the proceeds were used to finance BNI's purchase of 25 million shares of SFP common stock in the Tender Offer. Funding of the Tender Offer was completed on February 21, 1995.

The pro forma combined statements of operations have been prepared based on an estimated fair value of BNSF common stock of $51 per share. The fair value was determined from the average of the daily closing prices of BNI common stock for the five trading days immediately preceding and the five trading days immediately following approval of the Merger by BNI and SFP shareholders which occurred on February 7, 1995. As of September 22, 1995, the date of consummation, SFP had repurchased approximately 3.6 million shares which, along with the effect of SFP stock options exercised, resulted in the final exchange ratio of 0.41143945 shares.

The following summarizes the purchase price (dollars in millions, except per share data, and shares in thousands):


     BNI investment in SFP                                 $  516
     Shares of SFP common stock outstanding
       at September 22, 1995                     151,396
     Less SFP shares held by BNI                 (25,000)
                                              -----------
     Remaining SFP shares outstanding            126,396
     Exchange ratio                            .41143945
                                              -----------
     Shares of BNSF common stock issued           52,004
     Per share value of BNSF common stock     $       51
                                              -----------
     Total value of BNSF common stock issued                2,652
     Value of outstanding SFP stock options                   119
     BNI direct acquisition costs                              32
                                                           ------
     Purchase price                                        $3,319
                                                           ======


The Merger with SFP was accounted for by BNSF under the purchase method of accounting in accordance with Accounting Principles Board Opinion (APB) No. 16, "Business Combinations," and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, these methods have been applied in the unaudited pro forma combined statements of operations. The purchase price was allocated to assets acquired and liabilities assumed based on their fair values.

The purchase price was allocated as shown in the table below (in millions):


     Book Value of SFP net assets at September 22,
       1995                                          $    570
     Increase (decrease) to SFP's net book value at
       September 22, 1995:
         Current assets                                   (19)
         Property and equipment, net                    4,469
         Other long-term assets                           235
         Current liabilities                                3
         Long-term debt                                  (141)
         Deferred income taxes                         (1,700)
         Other long-term liabilities                      (98)
                                                     ---------
           Total allocation of purchase price          $3,319
                                                     =========


The accompanying pro forma combined statements of operations are presented for illustrative purposes only and do not give effect to any potential increases in operating income or related costs to achieve such increases which may arise from the Merger. The purchase price allocation includes a $120 million increase in other liabilities for anticipated nonrecurring costs and expenses for severance and relocation of prior SFP employees. This amount reflects BNSF's best current estimate of such costs. Changes to this liability may affect the final purchase price allocation.

Certain amounts in the historical financial statements of SFP have been reclassified in the unaudited pro forma combined statements of operations to conform to BNI's historical financial statement presentation.

A.  Compensation and benefits expense

Compensation and benefits expense was increased $6 million and $7 million for the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively, as a result of an adjustment to SFP's pension assets and post-retirement benefits liability based on current actuarial estimates.

B.  Depreciation expense

A significant portion of the fair value adjustments were allocated to long-lived track structures as well as land used for transportation purposes. The increase in the fair value of depreciable assets was depreciated under the straight-line method over the remaining estimated useful lives of the property. Depreciation expense of $61 million for the nine months ended September 30, 1995 and $83 million for the year ended December 31, 1994 related to the increase in fair value has been included in the unaudited pro forma combined statements of operations.

C.  Merger and severance expenses

BNSF expenses which were directly attributable to the Merger of $24 million, associated with the vesting of BNI restricted stock upon shareholder approval of the Merger on February 7, 1995, were eliminated in the pro forma combined statement of operations for the nine months ended September 30, 1995.

D.  Interest expense

SFP's  long-term debt was adjusted to its estimated fair value as of September
22,  1995.   The fair value adjustment of $141 million was amortized to offset interest expense over the estimated lives of the instruments.

On February 21, 1995, SFP and BNI completed the Tender Offer through borrowings of $760 million and $500 million of debt, respectively, (the Tender Offer Debt). Additionally, SFP borrowed $240 million to repay $200 million of outstanding 12.65% senior notes, including related costs. Interest expense has been adjusted in the pro forma combined statements of operations to reflect interest expense as if the debt had been issued on January 1, 1994.

The effect of these adjustments for the nine months ended September 30, 1995 and for the year ended December 31, 1994 are as follows (in millions):



                                      Nine Months
                                         Ended              Year Ended
Interest expense on:               September 30, 1995    December 31, 1994
--------------------------------  --------------------  -------------------

         SFP Tender Offer Debt    $                11   $               73
         BNI Tender Offer Debt                      6                   38
         SFP 12.65% Senior Notes                   (5)                 (25)
         Fair Value Adjustment                    (16)                 (18)
                                  --------------------  -------------------
           Total                  $                (4)  $               68
                                  ====================  ===================



E.  Other income (expense), net

SFP incurred expenses which were directly attributable to the Merger of $34 million for the nine months ended September 30, 1995 and $14 million for the year ended December 31, 1994. These expenses were eliminated from the pro forma combined statements of operations.

Prior to consummation of the Merger, BNI accounted for its investment in SFP under the cost method. However, upon consummation of the Merger, BNI's equity in earnings of SFP of $16 million prior to the Merger was recorded as other income. Other income (expense), net has been adjusted to exclude BNI's equity in earnings of SFP.

SFP's gain on sales of real estate has been eliminated due to the write-up of real estate to its fair value. These gains were excluded from the pro forma combined statement of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994.

In addition, certain investments, primarily SFP's pipeline investment, which is accounted for under the equity method, were adjusted to their estimated fair values as of September 22, 1995. Amortization of this adjustment is reflected in the pro forma combined statements of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994.

The effect of these adjustments for the nine months ended September 30, 1995 and for the year ended December 31, 1994 have been included in the unaudited pro forma combined statements of operations as follows (in millions):



                                       Nine Months
                                          Ended              Year Ended
                                    September 30, 1995    December 31, 1994
                                   --------------------  -------------------

         SFP's expenses directly
           attributable to the
           Merger                  $                34   $               14
         BNI's equity in earnings
           of SFP                                  (16)                   -
         Gains on sales of real
           estate                                   (5)                  (6)
         Pipeline investment
           amortization                             (3)                  (4)
                                   --------------------  -------------------
           Total                   $                10   $                4
                                   ====================  ===================



F.  Income tax expense

Income tax expense has been reduced from tax computed at BNSF's incremental income tax rate by $7 million and $3 million in the unaudited pro forma statements of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively. Tax expense on adjustments varies from BNSF's incremental income tax rate of approximately 40 percent because certain merger expenses were not deductible for income tax purposes.

G.  Earnings per common share

Pro forma weighted average shares outstanding represent the conversion at an exchange ratio of 0.41143945 shares of BNSF common stock for each share of SFP common stock as if the Tender Offer, SFP repurchases and the Exchange had
occurred as of January 1, 1994.   Primary earnings per common share are
computed by dividing income from continuing operations, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Fully diluted earnings per common share are computed by dividing income from continuing operations by the weighted average number of common share and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. An average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end-of-period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings per common share.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     C.  Exhibits

Exhibit  13.1    BNSF Report on Form 10-Q for the quarter ended September 30,
                  1995. *

Exhibit  13.2  BNI Report on Form 10-K for the year ended December 31, 1994. *

Exhibit  13.3  BNI Report on Form 10-Q for the quarter ended June 30, 1995. *

Exhibit  13.4  SFP Report on Form 10-K for the year ended December 31, 1994. *

Exhibit  13.5  SFP Report on Form 10-Q for the quarter ended June 30, 1995. *

Exhibit 23.1  Consent of Coopers & Lybrand L.L.P.

Exhibit 23.2  Consent of Price Waterhouse LLP.



* Exhibit is incorporated by reference as indicated.

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                           BURLINGTON NORTHERN SANTA FE CORPORATION
                           (Registrant)




                           By:  /s/Thomas N. Hund
                                Thomas N. Hund
                                Vice President and Controller
                                (On behalf the Registrant and as
                                  principal accounting officer)





Schaumburg, Illinois
November 13, 1995